UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  07/12/2005

VIROPHARMA INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-021699

DELAWARE	23-2789550
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

397 Eagleview Boulevard, Exton, PA 19341
(Address of Principal Executive Offices, Including Zip Code)

610-458-7300
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 3.02.    Unregistered Sales of Equity Securities

On July 12, 2005, ViroPharma Incorporated (the "Company") issued 6,140,000 shares of common stock as a result of the Auto-Conversion of the remaining $15.35 million principal amount of its 6% Convertible Senior Secured Notes due 2009 (the "Senior Convertible Notes") at the conversion rate of one share of common stock for each $2.50 in principal amount of the Senior Convertible Notes. In addition, because the Senior Convertible Notes were Auto-Converted prior to October 18, 2007, the Company made an additional payment on the principal amount Auto-Converted equal to three full years of interest, less interest actually paid or provided for prior to the Auto-Conversion Date (the "Make-Whole Payment"). The Company satisfied the Make-Whole Payment by issuing 381,831 shares of common stock. Additional information regarding the Auto-Conversion and Make-Whole Payment may be found in the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2005. The foregoing is a summary of the terms of the Auto-Conversion and the Make-Whole Payment and such summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Senior Convertible Notes Indenture, copies of which are attached to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2004 and incorporated herein by reference.

The common stock was issued in reliance upon the exemption from the registration requirement of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. Following the Auto-Conversion on July 12, 2005, no additional Senior Convertible Notes remained outstanding.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: July 13, 2005.	By:	/s/ Thomas F. Doyle
Thomas F. Doyle
Vice President, General Counsel